Exhibit 10.1

EMPLOYMENT AGREEMENT
BETWEEN WILLIAM GREENE AND SURGE GLOBAL ENERGY, INC.

THIS AGREEMENT ("Agreement") is made as of December 14, 2006 by and between SURGE GLOBAL ENERGY, INC. a Delaware corporation ("Company"), and WILLIAM GREENE, an individual who resides in California ("Executive"), under the following circumstances:

A. The Company is a publicly-traded company engaged in the business of oil and gas exploration.

B. The Company has retained Executive since 2004 as an independent consultant to assist with SEC compliance matters.

C. Executive was appointed by the Company's board of directors as Chief Financial Officer to be effective as of June 30, 2006.

D. The Company desires to hire Executive as an employee to serve as its Chief Financial Officer and Executive desires to accept such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.  Employment. Effective as of June 30, 2006 (the "Effective Date") the Company employed Executive, and Executive hereby accepted employment by the Company. Executive shall serve as Chief Financial Officer (CFO) and shall report to the Chief Executive Officer of the Company, or, if none, to the Board. During the term of this Agreement, Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder. The Company shall not require Executive, without Executive's consent, to relocate from the greater Southern California area or to spend more than five (5) nights away from home during any calendar month.

2.  Duties. Executive shall serve in an executive capacity and shall perform such duties as are consistent with his position as CFO as may be reasonably required by the CEO or the Board. Such duties shall include without limitation, preparing financial statements, timely SEC compliance filings, proformas, operating budgets, financial models, P&L responsibility, communicating with shareholders, investors, public relations firm, subsidiaries, financing sources to maximize shareholder value. In addition executive will be assisting the CEO in developing Surge's strategic initiatives, M&A activity, expansion plans and cash funding requirements.

3. Term. Executive's employment under this Agreement shall commence on the Effective Date and continue for the period (the "Term") from such date until the earlier of the first (1st) anniversary of such date or the date Executive's employment otherwise is terminated as provided in Section 7 hereof. The Term may be extended by mutual written agreement of the parties.

4. Compensation. Executive shall receive as compensation for his services under this Agreement an annual salary ("Base Compensation") of $180,000, payable in installments in accordance with the normal payroll policies of the Company. In the event the Tenn of this Agreement is extended, Executive shall be entitled to annual increases in Base Salary determined at the sole discretion of the Compensation Committee of the Board (or the Board if there shall be no Compensation Committee) in its annual review of Executive.

5. Performance Bonus Compensation. Executive shall be eligible to receive a bonus based upon performance ("Performance Bonus") as follows:

5.1 Criteria and Calculation. The Performance Bonus shall be discretionary and based upon performance above and beyond the required customary duties of the Chief Financial Officer. And may be paid in cash or stock.

5.2 Eligibility. As a condition of eligibility for the Performance Bonus, Executive must be employed by the Company on the date payment is,due.

6. Other Benefits. Executive shall be entitled to receive other benefits, as follows:

6.1 Vacation. Executive shall be entitled to four (4) weeks of paid vacation per year. The days selected for Executive's vacations shall be mutually agreeable to Company and Executive,

6.2 Medical Benefits. Executive shall be provided medical benefits similar to those extended to other executive officers of the Company. The Company may, in its sole discretion and from time to time establish other medical and dental benefit programs applicable to all executive officers as it deems appropriate,

6.3 Other Benefit Plans. Executive shall be entitled to participate in other benefit plans and arrangements as are generally made available by the Company to its employees but only if executive officers of the Company are generally eligible to participate in such plan or program. Executive understands that any such plans may be modified or eliminated in Company's discretion.

6.4 Reimbursement of Business Expenses. The Company shall reimburse Executive for all reasonable travel and entertainment expenses incurred by Executive in the course of his employment in accordance with the Company's normal policies, upon submission of properly documented expense account reports.

6.5 Insurance. The Company will purchase and maintain a Directors and Officers Liability Insurance Policy of having a limit of no less than $5,000,000.

        6.6 Indemnification. To the maximum extent permitted by law, the Company shall indemnify, defend and hold Executive harmless for any and all liabilities incurred in direct consequence of the discharge of his employment with the Company, unless the Executive believed such activities to be unlawful at the time he undertook or was directed to undertake such actions.

7.  Stock Options. Executive shall be entitled to the following stock options:

7.1 Initial Option. As of the Effective Date of this Agreement, the Company shall issue Executive an option to purchase four hundred thousand (400,000) shares of Common Stock of the Company at an exercise price of One Dollar and eleven cents ($1.11) per share (the "Initial Option")

7.2 Vesting. The Initial Option shall vest over 3 years at the rate of 1136 per month. The Initial Option shall be exercisable for a term of ten (10) years, subject to continuing Service (as defined in the Option Agreement), which states the exercise period from date of departure to be 90 days.

7.3 Vesting on Change of Control. Vesting of the Initial Option shall accelerate upon a Change in Control (as defined in the Option Agreement).

8. Termination. Executive's employment under this Agreement may be terminated prior to the end of the Term as follows:

8.1 By the Company Without Cause. Subject to the payments pursuant to Section 8.5, the Executive's employment under this Agreement may be terminated by the Employer without Cause.

8.2 By Death or Disability. Subject to the payments pursuant to Section 8.5, Executive's employment shall terminate automatically upon his death or Total Disability (as hereinafter defined). For purposes of this Agreement, "Total Disability" means that Executive is unable to perform the essential functions of the position, even with reasonable accommodation, for ninety (90) consecutive days.

8.3 By the Company for Cause. Subject to the payments pursuant to Section 8.5, the Company may terminate Executive's employment under this Agreement at any time for Cause (as hereinafter defined), upon written notice to Executive stating the reason(s) for such termination. For purposes of this Agreement, "Cause" means the occurrence or existence of any of the following with respect to Executive: (a) Executive's repeated and continued failure to perform his duties and responsibilities as a Company employee in good faith after having a reasonable opportunity to cure such failure upon receiving specific written notice of such failure from the Board; (b) commission of any act of fraud with respect to the Company; or (c) conviction of a felony or a crime involving moral turpitude if such felony or crime caused material harm to the business and affairs of the Company.

8.4 Resignation. Executive may terminate his employment with the Company at any time on ninety (90) days prior written notice.

8.5Payment upon Termination. If Executive's employment is terminated pursuant to section 8.1, then the Company shall

(a) pay Executive all amounts and receive such other benefits which would have been due if Executive's employment had terminated pursuant to sections 8.2 and 8.3, within thirty (30) days of such termination;

(b) the company will pay Executive the balance of contract and pro rate his options based on the date of departure;

If Executive's employment is terminated pursuant to section 8.3, then the Company shall

        (a) pay Executive's Base Compensation and other benefits through the termination date set forth in the applicable section, within thirty (30) days of such termination date; and

        (b) all unvested stock options and other equity awards granted by the Company to Executive shall be pro-rated through the applicable termination date and such stock options and other equity awards shall remain outstanding and exercisable according to the terms of the option agreement and option plan.

9. Intellectual Property. Executive acknowledges and agrees that any copyrightable works prepared by him, either alone or jointly with others, within the scope of his employment are "works made for hire" under the United States Copyright Act and that the Company will be considered the author and owner of such copyrightable works. In the event that any such copyrightable works are not deemed to be "works made for hire," Executive hereby irrevocably assigns all of his right, title and interest in and to such copyrightable works to the Company.

Except for any invention that qualifies under Labor Code § 2870 (below), all inventions, designs, drawings, concepts, products, methods, or other developments ("Developments") that Executive conceives, assists in conceiving, improves, or otherwise develops during the term relating in any way to the business of the Company, developed during working hours or using supplies, equipment, or facilities of the Company, will be the exclusive property of the Company, and Executive assigns any rights Executive has or may have therein to the Company. Executive will promptly disclose to the Company any such Developments of any kind that relate to the Company's business that Executive conceives, makes, develops, or acquires during the term. Executive will execute any documents necessary or appropriate to perfect the Company's rights in and title to the Developments, including any assignment of copyright or assistance with any patent application. Company will reimburse Executive the reasonable cost of any lost wages incurred by Executive in complying with the execution of said documents, whether during or after employment terminates. Executive warrants and represents that Employee will not use and does not need to use any property or infringe any rights of any third party in the performance of Employee's duties under this Agreement.

California Labor Code § 2870 excludes from assignment any invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, and which (i) does not relate (1) to the business of the employer, or (2) to the employer's actual or demonstrably anticipated research or development, or (ii) does not result from the work performed by the employee for the employer.

10. Confidentiality.

(a) Executive shall not, during the period commencing on the date of this Agreement and ending two years after the last day of the Term, to the detriment of the Company or any of its Affiliates, disclose or furnish to any person any Confidential Information (as hereinafter defined) or otherwise use any such Confidential Information for Executive's own benefit or the direct or indirect benefit of any person other than the Company or any such Affiliate. Notwithstanding the foregoing, however, the requirements of this section shall not apply to information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Executive, or (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its Affiliates which is not known by Executive to be under a confidentiality obligation to the Company or any of its Affiliates.

(b) For purposes of this Agreement, "Confidential Information" means any information, data or other materials of the Company or any of its Affiliates which: (i) is proprietary or confidential to the Company or such Affiliate or otherwise was or is designated by the Company or such Affiliate as Confidential information, (ii) is not generally available to the general public, and (iii) is acquired by, disclosed to or known by Executive as a result of or through Executive's relationship with the Company or such Affiliate (including information conceived, originated, discovered or developed in whole or in part by Executive). "Confidential Information" includes, without limitation: (i) information concerning actual and potential customers, (ii) sales information, marketing and product development plans, marketing techniques, pricing policies and market forecasts, (iii) information concerning proprietary computer systems (including hardware and software), support systems and techniques and methods, (iv) information with respect to developments, improvements, inventions, ideas, processes, procedures, discoveries, concepts, designs, drawings, specifications, data and "know-how," (v) financial information (including, without limitation, sales and revenue information and financial statements), (vi) product or service information (including, without limitation, product designs and specifications, product development plans, product strategies and product delivery systems), (vii) information which, if used or disclosed, could adversely affect the Company or any of its Affiliates or give a competitor an advantage over a party without access to the information, and (viii) information of a type described in the foregoing clause (i) through (vii) which the Company or any of its Affiliates obtained from another party who treats the information as proprietary or designates it as confidential information or which is designated with a legend indicating that it is confidential or proprietary (whether or not owned or developed by the Company or such Affiliate).

(c) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

(d) As used in this Agreement, the term "Affiliate" means a person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by the Company and including, without limitation, any joint venture entity that the Company or an Affiliate of the Company is a member, partner or shareholder. For purposes of this Agreement, Executive is not deemed an Affiliate.

11. Injunctive Relief. The parties acknowledge that the remedy at law for a breach of any provision of Sections 9 and 10 will be inadequate. In addition to any other remedies that the Company may have in the event of such a breach, the Company shall be entitled to temporary and permanent injunctive relief to prevent Executive's continued breach of such provisions without the necessity of proving actual damage and without being required to post any bond. The obligations of Executive set forth in Sections 9 and 10 are independent, and the existence of any claim or cause of action by Executive or any of his affiliates against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement by the Company.

12. Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been given when: (a) delivered personally, (b) sent by express mail or other overnight courier service, or (c) deposited in the United States mail, certified or registered and with proper postage prepaid, addressed as follows, or to such other address as is provided by written notice delivered in accordance with this Section:

If to Executive, to:

William Greene

If to the Company, to:

SURGE GLOBAL ENERGY INC. 12220 El Camino Real Suite 410 San Diego, CA 92130
Attention: Office of the CEO Tel. (858) 704-5010
Fax: (858) 704-5011

13. Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by both of the parties hereto, A waiver of any provision of this Agreement shall be effective only in the specific instance and for the particular purpose for which it was given. No failure to exercise and no delay in exercising, any right or power under this Agreement shall operate as a waiver of such right or power.

14.  Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, personal representatives, heirs and assigns. Neither this Agreement, nor the rights and obligations created hereunder, may be assigned by either party without the prior written consent of the other party.

15.  Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible; provided, however, that any such added provision shall not result in any material change in Executive's duties, responsibilities and obligations under this Agreement.

16.  Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter of this Agreement and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

17.  Governing Law. This Agreement shall be governed by, and the legal relations among the parties shall be construed in accordance with, the laws of the State of California as applied to agreements executed and performed entirely within the United States and State of California.

 18.  Arbitration. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, the employment relationship between the parties, the terms or conditions of employment, or the termination of the employment relationship, that are not resolved by their mutual agreement shall be resolved by final and binding arbitration as the exclusive remedy in accordance with the JAMS Employment Arbitration Rules and Procedures in effect at the time arbitration is initiated. Either party may commence the arbitration process by filing a written demand for arbitration with JAMS and sending a copy to the other party. The arbitration shall be conducted by one neutral arbitrator selected by the parties from a list of arbitrators provided by JAMS, or its successor, in San Diego County, California. If the parties are unable to agree upon an arbitrator from the list provided, the parties shall alternate in striking names of arbitrators from the list until one is left who shall be the arbitrator. The parties shall be entitled to be represented by counsel in the arbitration proceeding. The arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration, The arbitrator is authorized to award any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in court. The arbitrator shall have the authority to provide for the award of attorney's fees and costs in accordance with applicable law. Executive shall not be required to pay any cost or expense of the arbitration that he or she would not be required to pay if the matter had been heard in court. The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise. Proceedings to enforce, confirm, modify, set aside or vacate an award or decision rendered by the arbitrator will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec 1 et. seq. or applicable state law. Nothing in this paragraph shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure section 1281.8, including, but not limited to, injunctive relief from a court of competent jurisdiction. The parties agree that should either party initiate litigation in a court in violation of this paragraph, the party who successfully compels arbitration shall be entitled to recover its/his/her attorney's fees and costs incurred in compelling arbitration from the party who violated this paragraph, and that a court may require the payment of such attorney's fees and costs as part of its order compelling arbitration. If the court declines to order the payment of the attorney's fees and costs to the party who successfully compels arbitration, then the parties agree that the arbitrator shall have the authority to make such an order.

19.  Mediation. Executive and Company agree to mediate any dispute or claim arising between them out of this Agreement or any resulting transaction, before resulting to arbitration or court action. Mediation fees, if any, shall be divided equally among the parties involved. If any party commences an action based on a dispute or claim to which this paragraph applies, without first attempting to resolve the matter through mediation, then that party shall not be entitled to recover attorney's fees, even if they would otherwise be available to that party in any such action.

20.  Representation Legal Counsel/Interpretation. Executive and the Company have each consulted with legal counsel in connection with the, negotiation and entry into this Agreement. Accordingly, any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

21.  Executive Representations. Executive hereby represents and warrants to Company that he or she (a) is not now under any contractual or quasi-contractual obligation that is inconsistent or in conflict with this Agreement or that would prevent, limit, or impair Executive's performance of his or her obligations under this Agreement; (b) has been represented by legal counsel in preparing, negotiating, executing, and delivering this Agreement; and (c) fully understands its terms and provisions.

22.  Company Representations. The Company represents and warrants to Executive that (a) it is not now under any contractual or quasi-contractual obligation that is inconsistent or in conflict with this Agreement or that would prevent, limit, or impair the Company's performance of its obligations under this Agreement; (b) has been represented by legal counsel in preparing, negotiating, executing, and delivering this Agreement; and (c) this Agreement has been duly approved by the Board of Directors hi accordance with the procedures set forth in Section 144(a)(1) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

Company

SURGE GLOBAL ENERGY, INC.

By: /s/ David Perez
Name: David Perez
Title: CEO

Executive

By: /s/ William Greene
Dated December 14. 2006